Filed pursuant to Rule 433
dated March 2, 2010
Relating to
Preliminary Pricing Supplement dated March 2, 2010 to
Prospectus Supplement dated November 18, 2009 and
Prospectus dated November 26, 2008
Registration Statement No. 333-155732

Pricing Term Sheet for 5.50% Secured Medium-Term Notes, Series G due 2040

PUBLIC SERVICE ELECTRIC AND GAS COMPANY (PSE&G)
Secured Medium-Term Notes, Series G

Issuer: Public Service Electric and Gas Company	Interest Payment Dates: March 1 and September 1,
Trade Date: March 2, 2010	commencing September 1, 2010
Original Issue Date/Settlement Date: March 8, 2010,	Redemption: As specified in Preliminary Pricing
which is the fourth business day following the Trade	Supplement dated March 2, 2010. Make Whole to be
Date. Accordingly, purchasers who wish to trade the	determined at a discount rate equal to the Treasury
notes on the date hereof will be required, because the	Rate plus 15 basis points (0.15%).
notes will not initially settle in T+3, to specify an	Maturity Date: March 1, 2040
alternative settlement date at the time of such trade to	CUSIP: 74456QAV8
prevent a failed settlement and should consult their own	Joint Book-Running Managers:
advisors.	BNP Paribas Securities Corp. ($84,000,000)
Principal Amount: $300,000,000	J.P. Morgan Securities Inc. ($84,000,000)
Price to Public: 99.521% of Principal Amount, plus	RBS Securities Inc. ($84,000,000)
accrued interest, if any, from March 8, 2010 if	Co-Managers:
settlement occurs after that date	Mitsubishi UFJ Securities (USA), Inc. ($30,000,000)
Interest Rate: 5.50% per annum	CastleOak Securities, L.P. ($18,000,000)

The issuer has filed a registration statement (including a prospectus, a prospectus supplement and a preliminary pricing supplement) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus, the prospectus supplement and the preliminary pricing supplement in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC’s Web site at www.sec.gov. Alternatively, the issuer or any underwriter participating in the offering will arrange to send you these documents if you request them by calling BNP Paribas Securities Corp. toll free at 1-800-854-5674, J.P. Morgan Securities Inc. collect at 1-212-834-4533 or RBS Securities Inc. toll free at 1-866-884-2071.